                         [Cadwalader, Wickersham & Taft]
                            Telephone: (212) 504-6000
                            Facsimile: (212) 504-6666


                                  June 25, 1996


Securities and Exchange Commission
450 Fifth Street
Washington, D.C. 20549

                   Re: Renco Metals, Inc. - File No. 333-4513

Ladies and Gentlemen:

                  On behalf of and as counsel to Renco Metals, Inc. (the "Registrant") in connection with the above-referenced proposed public offering, we hereby transmit Pre-effective Amendment No. 2 to the above-captioned registration statement. The registration statement is being filed to include all exhibits and respond to certain staff comments as set for in a comment letter (the "Comment Letter") dated June 17, 1996. The numbered paragraphs below correspond to the numbered comments of the Comment Letter.

                  1. The section "Description of Senior-Notes--Guarantees" on page 34 of the prospectus has been revised to state that separate financial statements of the Subsidiary Guarantors are not presented because, in management's opinion, such financial statements would not be material to investors because the Registrant has no independent operations and its only assets are cash and its investments in the Subsidiary Guarantors.

                  2. Revisions were made in response to comment 2 of the Comment Letter on pages 1, 5, 33 and 46 of the prospectus.

Securities and Exchange Commission                                June 25, 1996


                  Please telephone me at (212) 504-6027 with any questions you may have.

                                            Sincerely,

                                            Richard Knaub, Jr.


cc:      Robert Mandell, Esq.
         Robert Burnett
         Roger Fay
         Todd R. Ogaard
         Michael C. Ryan, Esq.